Exhibit 10.3

May 13, 2026

BY EMAIL

Christopher Downs

RE:   Separation from CNS Pharmaceuticals, Inc.

Dear Christopher,

As you are aware, CNS Pharmaceuticals, Inc. (the “Company”) has made the difficult decision to terminate your employment, effective as of May 13, 2026 (the “Separation Date”). You will receive your final paycheck within the time required by law. Please submit a request for reimbursement and supporting documentation within seven (7) days of the Separation Date for all unpaid business expenses incurred prior to the Separation Date. The Company shall reimburse you for such expenses consistent with Company policy.

In consideration for your execution of this Agreement (this “Agreement”) and the mutual exchange of other promises, the receipt and sufficiency of which are hereby acknowledged, the Company is offering to provide you with certain severance benefits, described below.

1. Severance Benefits. Subject to your timely execution, return, and non-revocation of this Agreement and your continuing compliance with Sections 4, 5 and 15 below, the Company is offering you the following benefits (collectively, the “Severance Benefits”):

a. Severance Payments. The Company shall pay you, as severance, your regular base salary for a period of six (6) months (the “Severance Payments”). The Severance Payments will be based on your current annualized base salary. Federal, state and local taxes and any other legally required deductions will be subtracted from the Severance Payments. The Severance Payments shall commence on the first regular payroll date following the Effective Date and shall continue consistent with the Company’s regular payroll cycle.

b. COBRA Contribution. Subject to your timely election of continued group health coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and contribution of your employee share of the monthly premiums, the Company shall pay its employer share of the premiums associated with your continued group medical coverage until the earlier of (i) its contribution of COBRA premiums for six (6) months following the Separation Date; (ii) the date you become eligible for group medical coverage through another employer; and (iii) the date you are no longer eligible for COBRA benefits. As set forth more fully in Section 3 below, you may continue coverage thereafter at your own expense for the remainder of the COBRA continuation period, subject to continued eligibility.

2. No Relationship. No employee relationship is created or implied by this offer and/or Agreement.

3. COBRA. Regardless of whether you sign this Agreement, following the Separation Date, COBRA gives you the right to elect to continue coverage under your present group health plans at your own expense, in addition to a 2% administrative fee. Your rights will be explained under separate cover. You are responsible for timely signing and returning the COBRA forms provided to you to the Company to elect continuation coverage and for paying the required monthly amount.

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4. Confidential Information and Continuing Obligations.

a. By signing this Agreement, you warrant, represent and agree that you have returned to the Company all the Company owned property or property owned by any of the other Releasees (as defined in Section 6 of this Agreement) that is in your possession, including without limitation all documents and papers, customer lists, manuals, files, electronic information and/or documents, price lists, and all other trade secrets and/or confidential information pertaining to or owned by the Company or any other of the Releasees, including, but not limited to, all of the “Confidential Information” as defined in the Employment Agreement between you and the Company with an effective date of February 13, 2026 (the “Employment Agreement”). You further warrant, represent and agree that you have not retained and will not retain in your possession or control any information or data from any computer, network, or other data or information storage system of the Company or any other of the Releasees. To the extent you are in possession of Company-owned property, you agree to transfer said property to the Company through means chosen by the Company immediately.

b. By signing this Agreement, you further reaffirm your continuing obligations under Sections 8 and 9 of the Employment Agreement.

5. Non-Disparagement. Following the Separation Date, you shall not make any verbal or written statements or engage in any conduct (a) that is reckless or maliciously untrue concerning the Releasees (as defined in Section 6 below); or (b) that disparages the Releasees or could be reasonably expected to adversely affect the professional reputation of the Releasees. Nothing in this Section or in this Agreement as a whole is intended to restrict communications or actions protected or required by state or federal law, including the National Labor Relations Act and specifically Section 7 thereof. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

6. General Release. In further consideration for the Severance Benefits set forth in Section 1 above, to which you are not otherwise entitled, except as set forth herein, you hereby, on behalf of yourself, your executors, heirs, representatives, administrators, assigns, and anyone else claiming by, through or under you, release and forever discharge the Company and its current, former and future subsidiaries, affiliates, predecessors, successors, related entities, joint venturers, assigns and divisions, and including but not limited to its and their shareholders, principals, partners, members, managers, employees, agents, officers, insurers, attorneys and/or directors (collectively, the “Releasees”), of, from and with respect to any and all claims, demands, and liabilities whatsoever, from the beginning of the world to the date hereof, known or unknown, suspected or unsuspected, to the fullest extent allowable under any law, including, but not limited to any claims arising out of, based on or connected with your employment by any Releasee, including but not limited to:

a. All causes of action or claims arising under or based on Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the Age Discrimination in Employment Act; the Older Workers’ Benefit Protection Act; the Rehabilitation Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Equal Pay Act; the Consolidated Omnibus Budget Reconciliation Act; the Genetic Information Nondiscrimination Act; the Employee Retirement Income Security Act (with respect to unvested benefits); the Civil Rights Act of 1991; Section 1981 of U.S.C. Title 42; Lilly Ledbetter Fair Pay Act; the Sarbanes-Oxley Act of 2002; the Worker Adjustment and Retraining Notification Act; the Uniform Services Employment and Reemployment Rights Act; the Defend Trade Secrets Act; the Immigration Reform and Control Act; all Executive Orders; and the United States Constitution;

b. All state or local laws respecting employment, including, but not limited to the Nevada Fair Employment Practices Act, NRS § 613.310, et seq.; the Nevada Compensation, Wages, and Hours Law, NRS § 608.005, et seq.; the Nevada Wage Payment Requirement Law, NRS § 608.060; the Nevada leave laws, NRS §§ 6.190, 50.070, 293.463, 392.920, 392.4577, 394.179, 394.1795, 412.139, 412.1395, 608.0197, 608.0198, 608.01972, 608.01975; the Nevada Equal Opportunities for Employment Law, NRS § 613.310, et seq.; the Nevada Right to Work Law, NRS § 613.230, et seq.; the Nevada Credit History Discrimination Law, NRS § 613.520, et seq.; the Nevada Discrimination Based on Lawful Use of Products Outside the Workplace Law, NRS § 613.333; the Nevada Equal Pay Act, NRS § 608.017; and the Nevada Constitution; the Utah Antidiscrimination Act, U.C.A. 1953 § 34A-5-101, et seq.; the Utah Occupational Safety and Health Act, U.C.A. 1953 § 34A-6-101, et seq.; the Utah Minimum Wage Act, U.C.A. 1953 § 34-40-101, et seq.; the Utah child labor laws, U.C.A. § 34-23-101, et seq.; the Utah leave laws, Utah Code Ann. §§ 39-1-36, 78B-1-116 and 132, 20A-3a-105; the Employment Relations and Collective Bargaining Act, U.C.A. 1953 § 34-20-1, et seq.; Utah Right to Work Law, U.C.A. 1953 § 34-34-1, et seq.; Utah Drug and Alcohol Testing Act, U.C.A. 1953 § 34-38-1, et seq.; Utah Protection of Activities in Private Vehicles Act, U.C.A. 1953 § 34-45-101, et seq.; Utah Employment Selection Procedures Act, U.C.A. 1953 § 34-46-101, et seq.; the Utah Internet Employment Privacy Act, U.C.A. 1953 § 34-48-101, et seq.; and the Utah Constitution.

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c. and all their respective amendments, implementing regulations and/or any other federal, state, local, or foreign law (statutory, regulatory or otherwise) that may be legally waived and released;

d. all federal, state, municipal or other governmental constitution, statute, regulation, ordinance or order, further including, without limitation, any claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, sick time, paid time off, severance, equity, stock and/or restricted stock, options, shares, units and membership interests whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which you or your successors in interest now own or hold, or have at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the date of execution of this Agreement, and, without limiting the generality of the foregoing, from all claims based upon, relating to, arising out of or which could have arisen out of your employment relationship with the Company, including the separation of said employment;

e. all common law claims arising under tort, contract and/or quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, breach of public policy, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress; and

f. all claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements and any other state, local or federal law, statute, order, public policy, regulation, or common law claim, which you had, now have, or claim to have against the Releasees, whether or not now known or anticipated.

While you might suspect you may have wage-related claims against the Releasees, including but not limited to claims for bonuses, stock options, paid leave benefits, vacation, holiday or paid time off, unauthorized deductions or garnishments, commissions, reimbursement of business expenses, and interest, damages, and promises on any and all of the above, you agree that the Releasees dispute such wage claims and have a good faith basis for believing those claims are invalid (a bona fide dispute exists), and as detailed in this Agreement, you accept the Severance Payments as consideration for the release of any and all undisputed claims and as a compromise and release for any and all disputed claims. You acknowledge and agree the Severance Payments constitute ample consideration, the sufficiency of which is hereby acknowledged, for your promises in this Agreement.

You agree if you or any non-governmental person acting on your behalf files an administrative charge, lawsuit or arbitration making any claim waived in this Agreement, you will pay for all costs, including reasonable attorneys’ fees, incurred by any of the Releasees in defending against your claim. Furthermore, you give up your right to individual damages in connection with any administrative, arbitral or court proceeding, including any damage awards as a member of any class, with respect to your employment with and/or termination of employment from the Releasees and, if you are awarded money damages, you hereby assign to the Releasees your right and interest to such money damages.

You further represent that you have not commenced any action, lawsuit, grievance, arbitration, or other legal action or proceeding against the Releasees relating to any claim arising before your execution of this Agreement.

This general release of claims excludes, and you do not waive, release, or discharge (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, or other similar federal or state administrative agencies, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission, although you waive any right to monetary relief related to any filed charge or administrative complaint (but not a government award); (B) claims that cannot be waived by law, such as claims for workers’ compensation or unemployment benefits; (C) any right to file an unfair labor practice charge under the National Labor Relations Act or otherwise assist or access the National Labor Relations Board’s processes; (D) wrongful discharge based on military service; (E) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements; (F) any rights to indemnification or directors and officers insurance coverage under the Employment Agreement; and (G) any rights under this Agreement.

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7. Waiver of Rights and Claims under the Age Discrimination in Employment Act of 1967, as amended. This Agreement is intended to comply with the Older Workers’ Benefit Protection Act (“OWBPA”) and you are hereby informed of the following:

a. You are advised to consult with an attorney of your choosing prior to executing this Agreement;

b. You have twenty-one (21) days within which to consider this Agreement, although you may execute and return this Agreement prior to the expiration of the twenty-one (21) day period;

c. For a period of seven (7) days following your execution of this Agreement, you may revoke it by notifying the undersigned in writing of your revocation, via certified mail, return receipt requested, and this Agreement shall not become effective or enforceable until the revocation period has expired (the “Effective Date”);

d. By signing this Agreement, you do not waive any rights or claims that may arise after the date this waiver is executed;

e. By signing this Agreement, you understand you are making a knowing and voluntary waiver of rights or claims only in exchange for consideration in addition to anything of value to which you are already entitled; and

f. Any changes to this Agreement, whether material or not, shall not restart the twenty-one (21) day consideration period set forth in subsection (b) above.

8. Employment References. In the event a prospective employer requests an employment reference, the Company agrees to state that in accordance with Company policy, it may only provide only your dates of employment and position held. You agree to direct any requests for references solely to the attention of Steve O’Loughlin, Chief Financial Officer, or Steve O’Loughlin’s successor, at soloughlin@cnspharma.com. The Company shall not be required to provide any reference for you except as stated herein.

9. No Work Related Injury. You represent that you have not filed a workers’ compensation claim for work-related injuries arising from your employment with the Company, and that you have not failed to report any work-related injury and have not suffered any work- related injury during your tenure with the Company.

10. No Amounts Owed. You acknowledge and agree, except as provided in this Agreement, you are not entitled to any salary, commissions, overtime, bonuses, incentive compensation, stock, stock options, vacation pay, sick pay, severance, unvested 401(k) contributions, general expenses, or any other payments, compensation, or benefits whatsoever from the Company or its affiliates.

11. Section 409A.

a. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A (as defined below) or damages for failing to comply with Section 409A. For purposes of this Agreement, “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and the regulations and guidance issued thereunder.

b. This Agreement and the Severance Payments and Additional Severance are intended to be exempt from Section 409A, to the fullest extent possible, partially as an involuntary separation pay plan as that term is understood under Treasury Regulation § 1.409A-1(b)(9) and partially as providing for short-term deferrals as that term is understood under Treasury Regulation § 1.409A-1(b)(4), and will be interpreted and operated consistently with those intentions. The reimbursements for COBRA pursuant to Section 2(b) are intended to be exempt from Section under Treasury Regulation § 1.409A-1(b)(9)(v)(B). Notwithstanding any other payment schedule provided herein if you are identified on the Separation Date as a “specified employee” within the meaning of Section 409A(a)(2)(B), then, any payment that is considered nonqualified deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and payable on account of a “separation from service,” will be made on the date that is the earlier of (A) the expiration of the six-month period beginning on the date of your “separation from service,” and (B) your death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 11(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid to you in a lump sum, and all remaining payments due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

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c. For purposes of Section 409A, your right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.

12. No Admission. It is understood and agreed this Agreement does not constitute any admission by the Company that any action taken with respect to you was unlawful or wrongful, or that such action constituted a breach of any contract, agreement, or other understanding or violated any federal, state or local law, policy, rule or regulation.

13. No Transfer. You represent and warrant you have not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual, any of the claims as set forth in Section 6 above. You agree to indemnify and hold harmless the Releasees against any claim, demand, debt, obligation, liability, cost, expense, right of action or cause of action based on, arising out of, or in assignment.

14. Assistance to Third Parties. If you did not sign this Agreement, you would have the right voluntarily to assist other individuals or entities bringing claims against the Releasees. You hereby waive that right. However, nothing in this Agreement shall preclude you from participating in or cooperating with any investigation of unfair or illegal employment practices by any government agency charged with enforcement of laws pertaining to the regulation of the workplace.

15. Future Cooperation. By signing this Agreement, you agree in the event you receive a subpoena, deposition notice, interview request, or any other inquiry, process, or order relating to any civil, criminal, or administrative investigation, suit, proceeding or other matter relating to the Releasees from any investigator, attorney, or any other third party, you agree to promptly notify the undersigned by telephone and in writing. If any of the Releasees object to the subpoena, deposition notice, interview request, inquiry, process or order, you shall cooperate to ensure there shall be no disclosure until the court or other applicable government entity has ruled upon the objection, and then only in accordance with the ruling so made.

You shall cooperate fully with the Releasees and their legal counsel in connection with any action, proceeding, or dispute arising out of matters with which you were directly or indirectly involved. This cooperation shall include, but shall not be limited to, meeting with, and providing information to, the Releasees and their legal counsel, maintaining the confidentiality of any past or future privileged communications with the Releasees’ legal counsel, and making yourself available to testify truthfully by affidavit, in depositions, or in any other forum on behalf of the Releasees. You will be entitled to reimbursement of expenses for this cooperation. Nothing in this Agreement shall be construed to prohibit you from testifying truthfully in any legal proceeding or from cooperating with any government agency.

16. Remedies for Breach. You agree in addition to all remedies otherwise available, the Company shall have the right to injunctive relief and to enjoin any actual or threatened breach of this Agreement. All the Company’s remedies for breach of this Agreement shall be cumulative and the pursuit of any one remedy shall not be deemed to exclude any other remedies. You further acknowledge that your violation of any of the covenants of this Agreement shall constitute a material breach of this Agreement that will preclude you from receipt of the consideration provided for herein. In the event of your breach or threatened breach of this Agreement, in addition to all other remedies and damages available to it, the Company shall cease providing the Severance Benefits and be entitled to recover all consideration paid pursuant to this Agreement, as well as interest, attorneys’ fees and other costs of suit incurred by it in recovering such consideration, to the extent authorized by law. In the event of a breach of this Agreement by the Company, you agree the sole remedy available to you shall be enforcement of the terms of this Agreement. under no circumstances shall you be entitled to revive, reassert, or assert any claims released or abandoned by this Agreement.

17. No Claims Filed. Except for claims that, as a matter of law, cannot be waived or released by private agreement, you warrant that you have not commenced, and will not commence, any action, lawsuit, grievance, arbitration, or other legal action or proceeding against any of the Releasees relating to any claim arising before your execution of this Agreement. To the extent you have pending any other action, lawsuit, arbitration, grievance, or legal action or proceeding against any of the Releasees relating to any claim arising before your execution of this Agreement, you agree that such action, lawsuit, arbitration, grievance, or other legal action or proceeding will be immediately withdrawn or dismissed with prejudice.

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18. Assignment. This Agreement is assignable by the Company and inures to the benefit of the Company, its subsidiaries, affiliates, successors, and assigns. This Agreement, being personal, is not assignable by you.

19. Choice of Law/Venue/Jurisdiction. The laws of the State of Nevada will govern this Agreement without giving effect to the principles of conflict of laws. By signing this Agreement, you expressly consent that any judicial action with respect to this Agreement shall be filed exclusively in the federal or state courts located in Las Vegas, Nevada. You further irrevocably consent and submit to the personal jurisdiction and venue of the federal and state courts located therein and irrevocably waive any and all claims and defenses you might have in any action or proceeding in any of such courts based upon any alleged lack of personal jurisdiction, improper venue, forum non conveniens, or any similar claim or defense.

20. Severability. The provisions of this Agreement are severable, and if any one or more such provisions shall be determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions thereof shall not in any way be affected or impaired thereby and shall nevertheless be binding between the parties. Any such invalid, illegal or unenforceable provision or portion thereof shall be changed and interpreted so as to best accomplish the objectives of such provision or portion thereof within the limits of applicable law.

21. Entire Agreement. This Agreement, together with Sections 8, 9, 11, 12 and 15 of the Employment Agreement, constitutes the entire agreement between you and the Company. This Agreement may not be changed orally, but only by written agreement signed by you and a duly authorized officer of the Company. In the event this Agreement is not finally consummated, it and any preceding related discussions shall be without prejudice to any party, and shall not be used in any subsequent proceedings, judicial, administrative, or otherwise.

Please review this Agreement carefully. It contains a general release of all claims. If you agree to the terms and conditions above, please sign the acknowledgment below and return it to the undersigned no later than June 3, 2026.

On behalf of your colleagues at the Company, I wish you the best of luck in your future endeavors.

Sincerely,

/s/ Steve O’Loughlin

Steve O’Loughlin

Chief Financial Officer

ACCEPTED AND AGREED TO AS OF THIS 13 DAY OF May, 2026.

/s/ Christopher Downs

Christopher Downs

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